Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 1, 2004 (the “Employment Agreement”), by and between TheStreet.com, Inc., a Delaware corporation (the “Company” or “TheStreet.com”), and Thomas J. Clarke, Jr. (“Clarke”).

WHEREAS, the Company desires that Clarke enter into this Employment Agreement, and Clarke desires to enter into this Employment Agreement, on the terms and conditions set forth herein; and

NOW THEREFORE, the parties hereto agree as follows:

Section 1.  Duties; Term.

The Company agrees to employ Clarke, and Clarke agrees to be so employed, in the position of Chairman and Chief Executive Officer of the Company, and Clarke agrees to perform such duties, functions and responsibilities as are generally incident to such positions, for a period commencing on January 1, 2004 and ending on December 31, 2005, unless sooner terminated in accordance with Section 4 hereof (the “Term”). Clarke agrees to perform faithfully the duties assigned to him pursuant to this Employment Agreement to the best of his abilities and to devote all of his business time and attention to the Company’s business. Clarke shall be subject to all laws, rules, regulations and policies as are from time to time applicable to employees of the Company, including TheStreet.com’s Policy on Investments.

Section 2.  Compensation.

(a)  Annual Salary. As compensation for his services hereunder, during the Term the Company shall pay to Clarke a salary of Three Hundred and Fifty-Six Thousand Dollars ($356,000) per annum, payable in accordance with the Company’s standard payroll policies, and less all applicable federal, state and local withholding taxes (the “Annual Salary”). The Annual Salary shall be reviewed at least annually during the Term, and may be increased in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Board”), taking into consideration both the Company’s and Clarke’s performance during the preceding year.

(b)  Bonus. Except as set forth in Section 4 hereof, in addition to the Annual Salary, Clarke shall be entitled to receive additional bonus compensation for his employment during calendar years 2004 and 2005 (the “Annual Bonus”) in accordance with the bonus plan for senior management of the Company (the “Bonus

Plan”), which shall be based upon achievement of the Company’s financial and operational goals, as approved by the Compensation Committee of the Board.

(c)  Options. In addition to stock options previously granted pursuant to the terms of the TheStreet.com, Inc. Amended and Restated 1998 Stock Incentive Plan, as amended (the “Plan”) and option agreements dated October 18, 1999, December 8, 1999, April 18, 2000, November 30, 2000, January 1, 2002 and January 1, 2003 (collectively, the “Old Option Agreements”), the Company shall annually grant to Clarke stock options to purchase an aggregate of Two Hundred Thousand (200,000) shares of Common Stock in the Company, pursuant to a stock option agreement dated January 2, 2004 and a stock option agreement dated on or about January 3, 2005 (the “New Option Agreements”). Each grant shall, to the extent permissible, be an incentive stock option.

Section 3.  Benefits; Expense Reimbursement.

During the Term, Clarke shall participate in any group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term and available to the Company’s executive officers. Clarke shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder. Clarke shall also receive reimbursement of up to $1,250 per month to defray business expenses. In addition, during each year of the Term, Clarke shall be entitled to five (5) weeks of paid vacation.

Section 4.  Employment Termination.

(a)  At any time during the Term, and except as otherwise provided in Sections 4(b) and 4(c) hereof, the Company shall only have the right to terminate this Employment Agreement and Clarke’s employment with the Company hereunder, upon written notice to Clarke, in the event Clarke engages in conduct which constitutes “Cause.” For purposes of this Employment Agreement, Cause shall mean (i) Clarke’s willful misconduct or gross negligence in the performance of his obligations under this Employment Agreement, (ii) dishonesty or misappropriation by Clarke relating to the Company or any of its funds, properties, or other assets, (iii) inexcusable repeated or prolonged absence from work by Clarke (other than as a result of, or in connection with, a disability), (iv) any unauthorized disclosure by Clarke of confidential or proprietary information of the Company which is reasonably likely to result in material harm to the Company, (v) a conviction of Clarke (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws, or (vi) the failure by Clarke to perform faithfully his duties hereunder, or other breach by Clarke of this Employment Agreement, and such failure or breach is not cured, to the extent cure is possible, by Clarke within thirty (30) days after written notice thereof from the Company to Clarke. If this Employment Agreement and Clarke’s employment with the Company hereunder is terminated for Cause, or if Clarke voluntarily resigns from the Company without Good Reason during the Term, the Company shall pay Clarke an amount equal to all earned but unpaid portions of the Annual Salary and unused vacation days through the date of termination (the “Termination Date”), and following any such termination, Clarke shall not be entitled to receive any other compensation or benefits from the Company hereunder, including, without limitation, any portion of the Annual Bonus for the year in which he is terminated.

(b)  This Employment Agreement and Clarke’s employment with the Company hereunder may also be terminated by the Company without Cause, or by Clarke upon the occurrence of an event constituting Good Reason. For purposes of this Employment Agreement, “Good Reason” shall mean (i) the failure of the Company to cure a material adverse change made by it in Clarke’s functions, duties, or responsibilities in his position with the Company as provided in this Employment Agreement, or (ii) a reduction in the Annual Salary during the Term, or (iii) the failure of the Company to cure any other material breach of this Employment Agreement, or (iv) in connection with the occurrence of a Change of Control (as such term is defined in the Company’s 1998 Stock Incentive Plan, as amended) of the Company, there is a significant reduction of Clarke’s duties or responsibilities relative to his duties or responsibilities in effect immediately prior to such reduction; provided, however, that the foregoing provision shall not include a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, if Clarke is not appointed as Chairman and Chief Executive Officer of the acquiring corporation, but continue to have a substantially similar level of responsibility over the affairs of the Company following such Change of Control), or (v) Clarke’s relocation by the Company or a successor thereto to a location more than fifty (50) miles from either the Company’s current headquarters or Bridgewater, New Jersey, provided that, in the case of (i), (ii), or (iii) above, the Company has failed to cure the event constituting Good Reason within sixty (60) days following written notice thereof from Clarke. In the event that Clarke’s employment with the Company shall terminate during the Term on account of termination by the Company without Cause, or by Clarke with Good Reason, then the Company shall pay or provide to Clarke, as his sole and exclusive remedy hereunder, (A) an amount equal to all earned but unpaid portions of the Annual

Salary and unused vacation days through the Termination Date, (B) a portion of the Annual Bonus that actually would have been paid to him under the Bonus Plan for the year of his termination had his employment not been terminated, prorated through the Termination Date, and paid within five business days of the date of payment of bonuses under the Bonus Plan to other members of the senior management team, (C) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which Clarke would have been entitled if he had continued working for the Company for an additional twelve (12) month period following the Termination Date, (D) 100% of the Annual Salary to the same extent to which Clarke would have been entitled if he had continued working for the Company for an additional twelve (12) month period following the Termination Date, and (E) 50% of the Annual Salary to the same extent to which Clarke would have been entitled if he had continued working for the Company for the period, if any, commencing on the first anniversary of the Termination Date and ending on December 31, 2005. The salary continuation payments provided for in (D) and (E) above may, at the Company’s option, be made to Clarke in a lump sum payment appropriately discounted for the time value of money at the Treasury bill or note rate. The benefits continuation and salary payments provided for in (C), (D) and (E) above shall be contingent upon Clarke’s continued compliance with Sections 5 and 6 hereof, and shall be reduced by the corresponding benefits amounts and amounts of cash compensation and any publicly traded or freely tradable securities compensation (including, without limitation, securities that will become freely tradable after a restrictive or vesting period) actually received by Clarke after the Termination Date in connection with “Replacement Employment” (as defined below). Clarke shall make good faith efforts to obtain Replacement Employment which is similar in duties and responsibilities to that provided for Clarke hereunder. Except as set forth above, Clarke shall not be entitled to receive any other compensation or benefits from the Company hereunder.

(c)  This Employment Agreement and Clarke’s employment with the Company hereunder shall terminate immediately and automatically upon (i) the death or Disability (as defined below) of Clarke or (ii) the expiration of the Term. For purposes of this Employment Agreement, “Disability” shall mean physical or mental incapacity of a nature which prevents Clarke, in the good faith judgment of the Company’s Board of Directors, from performing his duties under this Employment Agreement for a period of 90 consecutive days or 150 days during any year with each year under this Employment Agreement commencing on each anniversary of the date hereof. If this Employment Agreement and Clarke’s employment with the Company hereunder is terminated on account of (i) or (ii) above, then the Company shall pay Clarke, or his estate, conservator or designated beneficiary, as the case may be, an amount equal to (A) all earned but unpaid portions of the Annual Salary and unused vacation days through the date of termination, and (B) a portion of the Annual Bonus prorated through the date of termination, and following any such termination, neither Clarke, nor his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other compensation or benefits from the Company hereunder, provided, however, that if Clarke’s employment is terminated on account of (ii) above, and the Company has not previously offered to renew this Employment Agreement on commercially reasonable terms as determined by the Company in good faith, then the Company shall also pay or provide to Clarke (C) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which Clarke would have been entitled if he had continued working for the Company for an additional twelve (12) month period, and (D) the Annual Salary to the same extent to which Clarke would have been entitled if he had continued working for the Company for an additional twelve (12) month period, or, at the Company’s option, in a lump sum payment appropriately discounted for the time value of money at the Treasury bill or note rate. The benefits continuation and salary payments provided for in (C) and (D) above shall be contingent upon Clarke’s continued compliance with Sections 5 and 6 hereof, and shall be reduced by the corresponding amounts actually received by Clarke after the date of termination in connection with “Replacement Employment,” as described in Section 4(b) hereof.

(d)  This Employment Agreement and Clarke’s employment with the Company hereunder shall terminate immediately and automatically upon the final and complete liquidation or dissolution of the Company or a final and complete shutdown of the business then conducted by the Company (each, a “Liquidation Event”). In the event that Clarke remains employed by the Company under this Employment Agreement until the time of any Liquidation Event, then the Company shall pay to Clarke, as his sole and exclusive remedy hereunder, an amount equal to his then-current Annual Salary, less any amounts required to be withheld by law.

(e)  Upon the termination of this Employment Agreement pursuant to Section 4 hereof, the Company shall have no further obligations under this Employment Agreement; provided, (except for amounts payable in Section 2 thru 4 above) however, that Sections 5 through 18 hereof shall survive and remain in full force and effect.

Section 5.  Non-Competition.

(a)  Clarke hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Clarke’s employment with the Company, he will not engage in “Competition” with the Company. For purposes of this Agreement, Competition by Clarke shall mean Clarke’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which primarily engages in the business of providing original editorial financial news and commentary over the Internet or of providing equity research and equity trading services to institutional clients; provided, however, that, notwithstanding the foregoing, it shall not be a violation of this Section 5(a) for Clarke to become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Clarke does not otherwise participate in the business of such corporation.

(b)  Clarke hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Clarke’s employment with the Company, he will not solicit for employment or hire, in any business enterprise or activity, any person who was employed by the Company during the Term.

Section 6.  Confidentiality; Intellectual Property.

(a)  Except as otherwise provided in this Employment Agreement, at all times during and after the Term, Clarke shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company, and shall use such confidential information only in furtherance of the performance by him of his duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Agreement, “confidential information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during the Term, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public other than as a result of a disclosure by Clarke, or (b) was available to or became known to Clarke prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality from any party to the Company), and Clarke shall not disclose such confidential information to any Person other than the Company, except as may be required by law or court or administrative order (in which event Clarke shall so notify the Company as promptly as practicable). Upon termination of the Term for any reason, Clarke shall return to the Company all copies, reproductions and summaries of confidential information in his possession and erase the same from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All confidential information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party).

(b)  All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by Clarke during the Term, and all business opportunities presented to Clarke during the Term, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and Clarke shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Employment Agreement, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

Section 7.  Covenants Reasonable.

The parties acknowledge that the restrictions contained in Sections 5 and 6 hereof are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Clarke in binding himself to any of these restrictions. In the event of a breach or threatened breach by Clarke of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Clarke from such breach or threatened breach; provided however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

Section 8.  No Third Party Beneficiary.

This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

Section 9.  Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

Section 10.  Representations.

The Company hereby represents and warrants that the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

Section 11.  Amendment.

This Employment Agreement may be amended only by a written agreement signed by the parties hereto.

Section 12.  Binding Effect.

This Employment Agreement is not assignable by Clarke. None of Clarke’s rights under this Employment Agreement shall be subject to any encumbrances or the claims of Clarke’s creditors. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of the Company hereunder).

Section 13.  Governing Law.

This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.

Section 14.  Severability.

If any provision of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Agreement, including those contained in Sections 5 and 6 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

Section 15.  Execution in Counterparts.

This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 16.  Entire Agreement.

This Employment Agreement, together with the Old Option Agreements and the New Option Agreement, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 17.  Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

Section 18.  Conflicts of Interest.

Clarke specifically covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into this Employment Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other Person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Employment Agreement, that he is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to his Employment Agreement, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to the Company pursuant to this Employment Agreement.

Section 19.  Consent to Jurisdiction.

Clarke hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding to enforce the provisions of this Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

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IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

/s/ Thomas J. Clarke, Jr.

Thomas J. Clarke, Jr. 6 Arrowsmith Drive Bridgewater, New Jersey 00807

THESTREET.COM, INC.

By:	/s/ Douglas A. McIntyre

Name: Douglas A. McIntyre
Title: Director, Member of Compensation Committee

By:	/s/ James M. Meyer

Name: James M. Meyer
Title: Director, Member of Compensation Committee

Address:	14 Wall Street 15th Floor New York, NY 10005
Telephone No.: (212) 321-5000 Telecopy No.: (212) 321-5013